EXHIBIT 10.38
ADVISORY AGREEMENT
(Biosensor Program Advisory Board)

THIS ADVISORY AGREEMENT, made effective as of the 1st day of March 2022, by and between Qorvo Biotechnologies, LLC, a Delaware corporation (the “Company”), and James L. Klein (the “Advisor”).
RECITALS:

A.    The Company is engaged in research, development and commercial activities related to the use of bulk acoustic wave (BAW) devices for biosensor applications (the “Program”); and
B.    As part of the Program, the Company has established an informal board of advisors comprised of individuals who are not employed by the Company and who have special business, technical, market and other knowledge, experience and skills related to or that may be useful in the Program (the “Advisory Board “); and
C.    The Company desires to engage the Advisor to provide services as a member of the Advisory Board; and
D.    The Advisor desires to provide such services to the Company on the terms and for the compensation set forth herein.
NOW, THEREFORE, the parties hereto agree as follows:
1.Engagement. Subject to the terms and conditions of this Agreement, the Company hereby engages the Advisor as a nonexclusive advisor to perform the Services (as defined below) and the Advisor hereby accepts such engagement.
2.Services. The Advisor agrees to provide advice and consultation from time to time to the Company by: (a) serving on the Advisory Board and attending or participating in four (4) Advisory Board meetings each year, which are expected to occur once in each calendar quarter, each meeting not exceeding two and one-half days in total including travel; (b) providing business, technical, market and other advice, comments, feedback, input and recommendations regarding the Program, including research and development activities, potential products and services, technology development, strategic partner relationships, recruitment of personnel and other strategic matters; and (c) generally advising the Company in its efforts to research, develop, market and sell products and services as part of the Program (collectively, the “Services”). The Advisor will perform the Services in a professional manner and in compliance with the terms of this Agreement and any and all applicable laws and regulations.
3.Compensation; Expenses. During the term of this Agreement, as consideration for the performance by Advisor of the Services, Advisor shall be paid the compensation set forth on Schedule A. In addition, the Company will reimburse the Advisor for all reasonable expenses incurred by the Advisor in providing the Services, including travel to Advisory Board meetings, in accordance with the Company’s executive travel policies for reimbursement of travel and business expenses.
4.Relationship of Confidence; Company Proprietary Information.
(a)The Advisor acknowledges and agrees that this Agreement creates a relationship of confidence and trust between the Advisor and the Company with respect to any information: (i) applicable to BAW technologies, products and applications related to the Program and other present or future research and development activities and business of the Company; or (ii) applicable to the business of any partner, licensor or other third party doing business with the Company, which may be made known to or learned by the Advisor in the performance of the Services. All of this information is referred to as “Company Proprietary Information.” By way of illustration, but not limitation, Company Proprietary Information includes trade secrets, processes, know-how, ideas, designs, specifications, research results, inventions, improvements, strategies, business models and plans, customer and supplier lists, marketing plans, software source code and other business, financial and technical information that has commercial value to the Company.
(b)“Company Proprietary Information” does not include (i) information known by the Advisor or in the Advisor’s possession prior to its disclosure to the Advisor by the Company, (ii) information ascertainable or obtained from public or published information, (iii) information received from a third party not known (after due inquiry) to the Advisor to be under any contractual or fiduciary obligation to the Company to keep such information confidential, or (iv) information which is or becomes known to the public (other than because of a breach of this Agreement by Advisor).
(c)All Company Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks (whether or not registered), copyrights and other rights in connection therewith. At all times, both during and after the termination of this Agreement for any reason, the Advisor shall keep in confidence and trust all Company Proprietary Information (whether disclosed to, or learned by, the Advisor prior to or after the Advisor’s execution of this Agreement ), and the Advisor shall not use or disclose any Company Proprietary Information without the written consent of the Company, except (i) as may be necessary in the ordinary course of performing the Services or (ii) pursuant to a subpoena or order by any court, governmental body or other agency asserting jurisdiction over the Advisor or as may otherwise be required by law; provided that the Advisor shall give the Company advance notice of any potential use or disclosure under this clause (ii) in order to give the Company a reasonable opportunity to contest such use or disclosure. Upon termination of this Agreement for any reason or at the Company’s request, Advisor will deliver to the Company all tangible Company Proprietary Information, including all copies or summaries in his or her possession or control, and any other Company property in his or her possession.
5.Use of Advice. Advisor hereby covenants and agrees that all advice, ideas, recommendations, suggestions, comments, feedback, input, work product, deliverables or other information that he or she furnishes or discloses to the Company in the performance of the Services and that relate to the Program, the Company’s research and development activities or the Company Proprietary Information (collectively, “Advice”) shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, trademarks (whether or not registered), copyrights and other intellectual property rights in connection therewith. Such Advice shall be deemed “works made for hire” within the meaning of 17 U.S.C. §§ 101 and 201(b). The Advisor hereby assigns to the Company any rights he or she may have or acquire in such Advice and waives any moral rights he or she may have in the Advice. The Advisor further agrees as to all such Advice to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, trademarks (whether or not registered), copyrights or other rights in the Advice in any and all countries. The Advisor’s obligation to assist the Company in obtaining and enforcing patents, trademarks, copyrights or other rights for such Advice shall continue beyond the termination of this Agreement, but the Company shall compensate the Advisor at a reasonable rate after such termination for time actually spent by the Advisor at the Company’s request on such assistance.

6.Term; Termination. The term of this Agreement shall commence on the date hereof and shall continue until it is terminated (i) by mutual agreement of the parties, (ii) by either party (for any reason and with or without cause) on not less than thirty (30) days prior written notice to the other party or (iii) automatically upon the death of the Advisor; provided, that no such termination shall limit or otherwise affect the Advisor’s obligations under this Agreement other than his continued performance of Services pursuant to Section 3.
7.Independent Contractor. Advisor acknowledges and agrees that Advisor will be treated with respect to the Company as an independent contractor and not as an employee, agent or authorized representative of the Company. Advisor does not have the authority to bind the Company or represent to any person that Advisor is an agent of the Company. Because Advisor is an independent contractor, the Company will not (i) withhold from any compensation paid to Advisor any amounts for federal or state income taxes, social security (FICA) taxes, Medicare payments, worker’s compensation premiums or other amounts, (ii) pay any social security or unemployment tax with respect to Advisor, or (iii) provide Advisor with any employee benefit of any kind whatsoever, including benefits or coverage under any pension, 401(k) or other retirement plan or program, or coverage under any Company, individual or group life, disability, medical, dental or other insurance policy or program. Advisor will be solely responsible for (i) paying all taxes arising out of or resulting from his or her performance of the Services, including income, social security, worker’s compensation and unemployment insurance taxes, and (ii) obtaining and paying for Advisor’s own insurance coverage and other benefits, including liability insurance, medical insurance and retirement plans.
8.Notices. All notices, demands, requests or other communications that may be or are required to be given, served or sent by one party to the other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight air courier, mailed by certified mail, return receipt requested, postage prepaid, or sent by telefax, addressed as follows:
If to the Company:

Qorvo Biotechnologies, LLC
7628 Thorndike Road
Greensboro, North Carolina 27409-9421
Attention: Director of Contracts
Fax: (336) 678-0445

If to the Advisor, at the address set forth on the signature page hereto.

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be delivered, given or sent. Documents delivered by hand shall be deemed to have been received upon delivery; documents sent by telefax shall be deemed to have been received when the answer back is received: and documents sent by mail or air courier shall be deemed to have been received upon their receipt, or at such time as delivery is refused by the addressee upon presentation.
9.Assignment. Neither this Agreement or any interest herein or any rights hereunder shall be assigned or transferred by the Advisor, nor shall any of the duties of the Advisor hereunder be delegated to any person, firm or corporation, without prior notice to and consent of the Company. The Company may assign or transfer all or any part of its rights or obligations under this Agreement to any other person or entity without notice to the Advisor. Subject to the foregoing, this Agreement is binding upon and shall inure to the benefit of the personal representatives, successors, and permitted assigns of the parties.

10.Covenant of No Conflicting Obligations; No Use of Third Party Confidential Information. Advisor represents that his or her performance of all the terms of this Agreement and as an advisor engaged by the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Advisor in confidence or in trust prior to Advisor’s engagement by the Company. The Advisor further represents that his or her execution of this Agreement, his or her engagement as an advisor by the Company and his or her performance of the proposed Services for the Company will not violate any obligations the Advisor may have to any current or former employer or other party. The Advisor has not entered into and will not enter into any agreement that conflicts with Advisor’s duties hereunder. The Advisor covenants that any information that he or she may supply the Company during the term of this Agreement (a) will have been obtained by the Advisor lawfully and/or from publicly available sources, and (b) will not be confidential or proprietary to any third person.
11.Miscellaneous.
(a)The provisions of this Agreement may be amended only by the written consent of both parties. No waiver by a party of a breach by the other party of any provision of this Agreement will be binding unless in writing, and such waiver will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision.
(b)The parties agree that each provision of this Agreement shall be treated as a separate and independent clause, and that the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses. Moreover, if any provision of this Agreement shall for any reason be held to be unenforceable for any reason, such provision shall be construed by the appropriate judicial body by limiting and reducing it so as to be enforceable to the maximum extent possible.
(c)This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to the choice of law principles thereof.
(d)This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes in its entirety any and all prior written or oral agreements with respect thereto.
(e)Nothing in this Agreement is intended to confer any right, remedy or benefit to any third party.
(f)Neither party shall have the right under this Agreement to use the name, likeness, trademark or trade names of the other party or make or issue any press release or public statement concerning this Agreement, unless prior written approval of the other party has been obtained. Any such approval or authorization shall cease upon termination of this Agreement.
(g)The Advisor acknowledges and agrees that any breach of this Agreement by the Advisor will cause irreparable damage to the Company and that in the event of such breach, the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief.
(h)If any action, suit or other claim is instituted to interpret or enforce this Agreement, the prevailing party will be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney’s fees and other fees, costs, and expenses of every kind, incurred in connection with the action, suit or claim, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the court.
IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Advisory Agreement as of the date and year first above written.
QORVO BIOTECHNOLOGIES, LLC

By:     /s/ J.K. Givens
Name:     J.K. Givens

Title:     Vice President

ADVISOR

By:     /s/ James L. Klein

Name:     James L. Klein

SCHEDULE A

Compensation

Advisor shall receive the following compensation for performance of the Services:
Advisory Board Fee: A quarterly retainer of $6,000, payable quarterly in arrears on or around June 1, September l, December 1 and March 1 in each year (and prorated for any partial period), with the first such payment occurring on June 1, 2022. Advisor must provide invoices for the retainer referencing the Qorvo purchase order number.
Equity Compensation: Restricted Stock Units: On the 5th day of the month following the month in which you sign your Advisory Agreement (the “Grant Date”), you will receive a grant of restricted stock units (“RSUs”) from Qorvo, Inc. with a value of $25,000. The number of RSUs granted will be determined using the closing price of Qorvo’s common stock on the most recent trading day before the Grant Date. The RSUs will vest 100% on the anniversary of the grant date, subject to your continued service, and will be subject to the terms of a written restricted stock unit award agreement and the Qorvo 2012 Stock Incentive Plan, as amended, or the Qorvo 2013 Stock Incentive Plan, as amended.
Additional Consulting Services: For additional special consulting services or work on projects outside of work incidental to service on the Advisory Board and as may be requested by the Company from time-to-time and agreed to by Advisor on a project-by-project basis, Advisor will be paid an additional consulting fee at the rate of $300.00 per hour. Such amounts will be paid by the Company monthly in arrears based on presentation by Advisor of written invoices specifying the work performed and the hours expended on such work during the preceding month.
Patent Compensation: To the extent Advisor is named as an inventor or co-inventor of any patent invention disclosure assigned to the Company and submitted to Company’s Patent Committee for consideration of the filing of a patent application, Advisor shall be eligible for payment of incentive fees on the same basis as any other inventor or co-inventor under the Company’s patent incentive policy.